Exhibit 99.1
KINDER MORGAN RAISES DIVIDEND BY 25 PERCENT AND ANNOUNCES RESULTS FOR FIRST QUARTER OF 2019

Major Permian Projects Advance;
Substantial Growth Compared to Previous Period

HOUSTON, April 17, 2019 - Kinder Morgan, Inc. (NYSE: KMI) today announced that its board of directors approved a cash dividend of $0.25 per share for the first quarter ($1.00 annualized) payable on May 15, 2019, to common stockholders of record as of the close of business on April 30, 2019. This is a 25 percent increase over the fourth quarter 2018 dividend. KMI is reporting first quarter net income available to common stockholders of $556 million, compared to $485 million in the first quarter of 2018; and distributable cash flow (DCF) of $1,371 million, a 10 percent increase over the first quarter of 2018. In the first quarter of 2019, KMI continued to fund most of its growth capital through operating cash flows with no need to access capital markets for that purpose. During the first quarter KMI also paid down $1.3 billion of maturing bond debt with cash from the return of capital distribution from the Trans Mountain sale.
“We are pleased to continue the dividend growth plan that we outlined to shareholders during the summer of 2017,” said Richard D. Kinder, Executive Chairman. “We continue to maintain a strong balance sheet and have been upgraded by two of the three ratings agencies. We are well positioned for a successful 2019 and remain on positive outlook for an upgrade by Fitch later in the year.”
“Contributions from our Natural Gas Pipelines segment were up substantially compared to the first quarter of 2018,” Chief Executive Officer Steve Kean noted. “We continued to make progress on two projects critical to the development of resources in the Permian Basin: the Gulf Coast Express and Permian Highway Pipeline projects, as well as our Elba Liquefaction facility,” continued Kean. “On the regulatory front, we were very pleased to achieve settlements with our shippers on both Tennessee Gas Pipeline (TGP) and El Paso Natural Gas (EPNG) that address the Federal Energy Regulatory Commission’s (FERC’s) 501-G process. These two agreements, pending FERC approval, should resolve the vast majority of KMI’s 501-G exposure.”
KMI President Kim Dang said, “The first quarter of 2019 showed that we continue to benefit from strategically located, fee-based assets that generate predictable cash flows from a network that provides our customers with unmatched flexibility. Our commercial and operating performance continues to be very good, and we generated first quarter earnings per common share of $0.24, compared to $0.22 per common share in the first quarter of 2018, and DCF of $0.60 per common share, representing 7 percent growth over the first quarter of 2018. This resulted in more than $800 million of excess DCF above our declared dividend.”
As noted above, KMI reported first quarter net income available to common stockholders of $556 million, compared to $485 million for the first quarter of 2018, and DCF of $1,371 million, up 10 percent from $1,247 million for the comparable period in 2018. These increases were due to greater contributions from the Natural Gas Pipelines segment, and lower preferred equity dividend payments, partially offset by the elimination of Kinder Morgan Canada earnings following the Trans Mountain sale and reduced contributions from our CO2 segment. KMI’s project backlog for the first quarter stood at $6.1 billion, approximately $400 million more than the fourth quarter of 2018, with additions of approximately $600 million in new projects, primarily in the Natural Gas Pipelines segment, offset by approximately $200 million in projects placed in service and other project capital adjustments. Excluding the CO2 segment projects, KMI expects projects in the backlog to generate an average Project EBITDA multiple of approximately 5.5 times.

2019 Outlook
For 2019, KMI’s budget contemplates declared dividends of $1.00 per common share, DCF of approximately $5.0 billion ($2.20 per common share) and Adjusted EBITDA of approximately $7.8 billion. Adjusted EBITDA is likely to be slightly below budget while DCF is expected to be on budget as lower interest expense offsets the slightly lower Adjusted EBITDA. KMI budgeted to invest $3.1 billion in growth projects and contributions to joint ventures during 2019. KMI expects to use internally generated cash flow to fully fund its 2019 dividend payments as well as the vast majority of its 2019 discretionary spending, without the need to access equity markets. Due to the Adjusted EBITDA impact discussed above, KMI now expects to end 2019 with a Net Debt-to-Adjusted EBITDA ratio of approximately 4.6 times, but still consistent with its long-term target of approximately 4.5 times.
KMI does not provide budgeted net income attributable to common stockholders (the GAAP financial measure most directly comparable to DCF and Adjusted EBITDA) or budgeted project net income (the GAAP financial measure most directly comparable to Project EBITDA)
due to the impracticality of predicting certain amounts required by GAAP, such as unrealized gains and losses on derivatives marked to market, and potential changes in estimates for certain contingent liabilities.
KMI’s budgeted expectations assume average annual prices for West Texas Intermediate (WTI) crude oil of $60.00 per barrel and Henry Hub natural gas of $3.15 per million British Thermal Units (MMBtu), consistent with forward pricing during the company’s budget process. The vast majority of revenue KMI generates is fee-based and therefore not directly exposed to commodity prices. For 2019, we estimate that every $1 per barrel change in the average WTI crude oil price impacts DCF by approximately $9 million and each $0.10 per MMBtu change in the price of natural gas impacts DCF by approximately $1 million. The primary area where KMI has commodity price sensitivity is in its CO2 segment, with the majority of the segment’s next 12 months of oil and NGL production hedged to minimize this sensitivity. The segment is currently hedged for 35,581 barrels per day (Bbl/d) at $55.59/Bbl in 2019; 18,223 Bbl/d at $56.35/Bbl in 2020; 9,400 Bbl/d at $55.06/Bbl in 2021; 3,700 Bbl/d at $56.77/Bbl in 2022, and 300 Bbl/d at $54.73/Bbl in 2023.

Overview of Business Segments

“The Natural Gas Pipelines segment had another strong quarter. The segment’s financial performance for the first quarter of 2019 was significantly higher relative to the first quarter of 2018,” said Dang. “The transmission assets saw higher revenue on TGP due to contributions from projects placed into service in 2018, from EPNG due primarily to increased Permian-related activity, and on Kinder Morgan Louisiana Pipeline (KMLP) due to the Sabine Pass Expansion that went into service in December 2018. The segment also benefited from continued growth on its gathering and processing assets in Louisiana and Texas due to increased drilling and production in the Haynesville and Eagle Ford basins, respectively.”
Natural gas transport volumes were up 4.5 Bcf/d or 14 percent compared to the first quarter of 2018. This constitutes the fifth quarter in a row in which volumes exceeded the previous comparable prior year period by 10 percent or more. Much of the increase in the first quarter of 2019 was primarily driven by increased production in the DJ and Permian basins that benefited EPNG, Wyoming Interstate Company, and Colorado Interstate Gas Pipeline Company; as well as new projects placed into service on TGP and KMLP. Natural gas gathering volumes were up 21 percent from the first quarter of 2018 due primarily to higher volumes on the KinderHawk and South Texas Midstream systems. NGL volumes, which are now being reported in the Natural Gas segment due to an internal reporting reorganization, were up 4 percent compared to the first quarter of 2018.
Natural gas is critical to the American economy and to meeting the world’s evolving energy needs. Objective analysts project U.S. natural gas demand, including net exports of liquefied natural gas (LNG) and exports to Mexico, will increase from 2018 levels by 32 percent to nearly 119 Bcf/d by 2030. Of the natural gas consumed in the U.S., about 40 percent moves on KMI pipelines, and roughly the same percentage holds true for U.S. natural gas exports. Analysts project that future natural gas infrastructure opportunities through 2030 will be driven by greater demand for gas-fired power generation across the country (forecast to increase by 15 percent), net LNG exports (forecast to increase almost five-fold), exports to Mexico (forecast to rise by 39 percent), and continued industrial development, particularly in the petrochemical industry.

“The Products Pipelines segment earnings were down slightly compared with the first quarter of 2018 as strong performances by CalNev, Plantation, KMST, and Bakken Crude were offset by reduced contributions from Kinder Morgan Crude & Condensate (KMCC) and SFPP,” Dang said.
Crude and condensate pipeline volumes were up 8 percent compared to the first quarter of 2018, though lower re-contracted rates reduced earnings contributions. Total refined products volumes were flat versus the same period in 2018.

“Terminals segment earnings were up modestly compared to the first quarter of 2018. Contributions from our liquids business, which accounts for nearly 80 percent of the segment’s total earnings, were up almost 1 percent due to strength in key hubs along the Houston Ship Channel and in Edmonton, Alberta, including the impact of our new Base Line Terminal joint venture,” said Dang. “These gains were partially offset by tank lease costs at KML’s Edmonton

South Terminal, paid pursuant to the lease arrangement with Trans Mountain that was extended for a 20-year term and became a third-party arrangement due to the Trans Mountain Sale.”
Dang continued, “Contributions from our bulk business were roughly flat compared to the first quarter of 2018.”

“CO2 segment earnings were down 20 percent versus the first quarter of 2018, primarily on lower NGL and crude oil prices, as well as slightly lower crude oil volumes. Our realized weighted average crude oil price for the quarter was down 19 percent at $48.67 per barrel compared to $59.72 per barrel for the first quarter of 2018, largely driven by our Midland/Cushing basis hedges. Our weighted average NGL price for the quarter was down $4.41 per barrel, or 15 percent from the first quarter of 2018,” said Dang. “First quarter 2019 combined oil production across all of our fields was down 3 percent compared to the same period in 2018 on a net to KMI basis, with a 25 percent increase in Tall Cotton volumes offset by declines at our other assets. CO2 volumes were up 5 percent on a net to KMI basis compared to the first quarter of 2018. McElmo Dome achieved record production in the quarter, while Doe Canyon experienced lower production compared to the previous comparable period. First quarter 2019 net NGL sales volumes of 10.1 thousand barrels per day (MBbl/d) were down 1 percent compared to the same period in 2018.”

Other News

Corporate

•	On February 1, 2019, KMI used its share of the January 3, 2019 return of capital distribution from the Trans Mountain sale to pay down $1.3 billion of maturing bond debt.

•
KMI, as holder of an approximately 70 percent majority voting interest in Kinder Morgan Canada Limited (TSX: KML), notes that following the Trans Mountain sale, and given that the original purpose of KML as a funding vehicle for the Trans Mountain expansion no longer exists, KML announced that it would undertake a strategic review of KML to determine a course of action that maximizes value to all KML shareholders. The options being evaluated include, among others, continuing to operate as a standalone enterprise, a disposition by sale, and a strategic combination with another company. This process involves a rigorous analysis of a variety of potential alternatives, and, while the complexity of the situation is requiring more time than originally anticipated, the process is near its conclusion. KML expects to complete the review and announce the outcome in the coming weeks.

Natural Gas Pipelines

•
Progress continues on the Permian Highway Pipeline Project (PHP Project). The civil and environmental surveys are substantially complete, and the land acquisition process is underway. In November 2018, the project partners approved an expansion of the PHP Project capacity by approximately 0.1 Bcf/d, which is currently being marketed.  The approximately $2 billion PHP Project is now designed to transport up to 2.1 Bcf/d of natural gas through approximately 430 miles of 42-inch pipeline from the Waha, Texas area to the U.S. Gulf Coast and Mexico markets and is expected to be in service in October 2020, pending regulatory approvals. The original 2.0 Bcf/d of capacity is fully subscribed under long term binding agreements. Kinder Morgan Texas Pipeline’s (KMTP) and EagleClaw Midstream each have a 40 percent ownership interest, and an affiliate of an anchor shipper has a 20 percent interest. Altus Midstream (a gas gathering, processing and transportation company formed by shipper Apache Corporation) has an option to acquire an equity interest in the project that expires in September 2019. If Altus exercises its option, KMI, EagleClaw and Altus will each hold a 26.67 percent ownership interest in the project. KMTP will build and operate the pipeline.

•
Construction continues on the Gulf Coast Express Pipeline Project (GCX Project). The remaining 40 miles of the 36-inch Midland lateral was placed in service at the beginning of April 2019. Construction is progressing well on the 42-inch mainline and compressor stations associated with the project, which remains on schedule for a full in-service date of October 2019. The approximately $1.75 billion project is designed to transport about 2.0 Bcf/d of natural gas from the Permian Basin to the Agua Dulce, Texas area, and is fully subscribed under long-term, binding agreements. KMTP owns a 35 percent interest in the Project and is building and will operate the pipeline. Other equity holders include Altus Midstream, DCP Midstream and an affiliate of Targa Resources.

•
The first of ten liquefaction units of the nearly $2 billion Elba Liquefaction Project is expected to be placed in service by approximately May 1, 2019. The remaining nine units are expected to be placed in service sequentially, one per month thereafter. The federally approved project at the existing Southern LNG Company facility at Elba Island near Savannah, Georgia, will have a total liquefaction capacity of approximately 2.5 million tonnes per year of LNG, equivalent to approximately 350 million cubic feet per day of natural gas. The project is supported by a 20-year contract with Shell. Elba Liquefaction Company, L.L.C., a KMI joint venture with EIG Global Energy Partners as a 49 percent partner, will own the liquefaction units and other ancillary equipment. Certain other facilities associated with the project are 100 percent owned by KMI.

•
NGPL is proceeding with a second Gulf Coast southbound expansion project and made its FERC filing on February 28, 2019. The approximately $230 million project (KMI’s share: $115 million) will increase southbound capacity on NGPL’s Gulf Coast System by approximately 300,000 Dth/d to serve Corpus Christi Liquefaction, LLC. The project is supported by a long-term take-or-pay contract and is expected to be placed into service in the first half of 2021 pending appropriate regulatory approvals.

•
KMI is investing more than $500 million towards its gas gathering and processing footprint in the Williston Basin. Approximately 275 MMCF/d of gathering capacity is being created through pipeline and compression additions. Construction is also underway on a new 150

MMCF/d cryogenic plant in McKenzie County, North Dakota, with an estimated in-service date of November 1, 2019.

•
In July 2018, the FERC issued an order requiring an informational filing by interstate natural gas pipelines on a new Form 501-G, evaluating the impact of the 2017 Tax Reform and the Revised Tax Policy on tax allowances for the pipelines. In the fourth quarter of 2018, KMI filed Form 501-G for 19 of its FERC-regulated assets. The FERC granted SNG a waiver from filing the 501-G based on its previously filed negotiated settlement and TGP was granted an extension from filing based on ongoing negotiations with customers.

•
On April 8, 2019, KMI announced that TGP and EPNG agreed to settlements with their shippers to address FERC’s 501-G process.  KMI successfully worked with its shippers without the need for litigation or any additional intervention by the FERC.  Rate adjustments set forth in the agreements by TGP and EPNG will have a combined approximately $50 million Adjusted EBITDA impact for 2019; and when fully implemented, will have an approximately $100 million combined annual impact on Adjusted EBITDA.

•
FERC has approved a settlement that Young Gas Storage reached with its customers and has terminated all but three of the remaining 501-G proceedings without taking further action. FERC initiated a rate investigation of Bear Creek Storage Company. Bear Creek Storage Company filed a cost and revenue study in compliance with the FERC investigation on April 1, 2019. Two other KMI 501-G filings remain pending but relate to systems under rate moratoria.

•	KMI expects the vast majority of KMI's 501-G exposure to be resolved upon FERC’s approval of the EPNG and TGP settlements discussed above.

Products Pipelines

•
On April 11, 2019, FERC approved the Petition for Declaratory Order regarding the regulatory framework and commercial terms for the Roanoke Expansion project on the Plantation Pipe Line system. The project is on track for interim capacity of 21,000 barrels per day (bpd) to be available on the Collins to Greensboro segment by May 1, 2019. Service from the Baton Rouge to Collins segment is expected to be available starting September 1, 2019. This project will provide approximately 21,000 bpd of incremental refined petroleum products capacity on the Plantation Pipe Line system from the Baton Rouge, Louisiana and Collins, Mississippi origin points to the Roanoke, Virginia area, and consists primarily of additional pump capacity and operational storage. The full project from Baton Rouge to Roanoke is expected to be in service by April 1, 2020.

•
In January 2019, Kinder Morgan and Tallgrass Energy, LP (TGE) announced an agreement to jointly develop a solution to increase existing crude oil takeaway capacity in the growing Powder River and Denver-Julesburg basins, as well as to add incremental takeaway capacity to the Williston Basin and portions of Western Canada. The proposed venture would include both existing and newly constructed assets. TGE would contribute its Pony Express Pipeline System. KMI would contribute portions of its Wyoming Intrastate Company and Cheyenne Plains Gas Pipeline and begin the process of their abandonment and conversion to crude oil service. In addition, approximately 200 miles of new pipeline would be constructed to provide crude oil deliveries into Cushing, Oklahoma.

•
In February 2019, Kinder Morgan and Phillips 66 announced a joint open season through April 30, 2019 by Gray Oak Pipeline, LLC (Gray Oak) and KMCC to provide shippers with long-term crude oil transportation from Gray Oak Pipeline origin points in the Permian Basin to KMCC delivery points at or near the Houston Ship Channel under a binding joint transportation services agreement. Delivery from the Gray Oak Pipeline to the Houston Ship Channel would be achieved through a connection in South Texas.

Terminals

•
Kinder Morgan has authorized an expansion of its market-leading Argo ethanol hub.  The project scope, which spans both the Argo and Chicago Liquids facilities, includes 105,000 barrels of additional ethanol storage capacity and enhancements to the system’s rail loading, rail unloading and barge loading capabilities.  The approximately $20 million project will improve the system’s inbound and outbound modal balances adding greater product-clearing efficiencies to this industry-critical pricing and liquidity hub.

•
All material permits have been secured and construction activities will commence shortly on the distillate storage expansion project at KML’s Vancouver Wharves terminal in North Vancouver, British Columbia. The C$43 million capital project, which calls for the construction of two new distillate tanks with combined storage capacity of 200,000 barrels and enhancements to the railcar unloading capabilities, is supported by a 20-year initial term, take-or-pay contract with an affiliate of a large, international integrated energy company. The project is expected to be placed in service late first quarter of 2021.

CO2

•
The SACROC field continues to exceed expectations, surpassing KMI’s production budget for the first quarter. This continued production is due to KMI’s on-going success in exploiting the transition zone, which holds an estimated incremental 700 million barrels of original oil in place.

•	CO2 demand in the Permian Basin supported record production from the McElmo Dome field of 1.209 Bcf/d for the first quarter of 2019.

•
Oil production in the first quarter at KMI’s Tall Cotton facility grew by 25 percent relative to the same period in 2018 (though below plan) following the completion of the second phase of its field project.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. We own an interest in or operate approximately 84,000 miles of pipelines and 157 terminals. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and our terminals transload and store liquid commodities including petroleum products, ethanol and chemicals, and bulk products, including petroleum coke, metals and ores. For more information please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, April 17, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings. A printer-friendly copy of this earnings release is available under the “Earnings Releases” tab in the “Annual and Quarterly Reports” section of our investor website, which can be accessed via the following link: https://ir.kindermorgan.com/annual-quarterly-reports.

Non-GAAP Financial Measures
The non-generally accepted accounting principles (non-GAAP) financial measures of distributable cash flow (DCF), both in the aggregate and per share, segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments (DD&A) and Certain Items (Segment EBDA before Certain Items), net income before interest expense, taxes, DD&A and Certain Items (Adjusted EBITDA), Adjusted Earnings and Adjusted Earnings per common share are presented herein.
Certain Items as used to calculate our Non-GAAP measures, are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example certain legal settlements, enactment of new tax legislation and casualty losses).
DCF is calculated by adjusting net income available to common stockholders before Certain Items for DD&A, total book and cash taxes, sustaining capital expenditures and other items. DCF is a significant performance measure useful to management and by external users of our financial statements in evaluating our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt and preferred stock dividends, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. We believe the GAAP measure most directly comparable to DCF is net income available to common stockholders. A reconciliation of net income available to common stockholders to DCF is provided herein. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends.
Segment EBDA before Certain Items is used by management in its analysis of segment performance and management of our business. General and administrative expenses are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Segment EBDA before Certain Items is a significant performance metric because it provides us and external users of our financial statements additional insight into the ability of our segments to generate segment cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Segment EBDA before Certain Items is segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA). Segment EBDA before Certain Items is calculated by adjusting Segment EBDA for the Certain Items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables.
Adjusted EBITDA is calculated by adjusting net income before interest expense, taxes, and DD&A (EBITDA) for Certain Items, net income attributable to noncontrolling interests further adjusted for KML noncontrolling interests, and KMI’s share of certain equity investees’ DD&A (net of consolidating joint venture partners’ share of DD&A) and book taxes, which are specifically identified in the footnotes to the accompanying tables. Adjusted EBITDA is used by management and external users, in conjunction with our net debt, to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income.
Adjusted Earnings is net income available to common stockholders before Certain Items. Adjusted Earnings is used by certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of the company’s ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income available to common stockholders. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at Basic Earnings Per Common Share.
Net Debt and Adjusted Net Debt, as used in this news release, are non-GAAP financial measures that management believes are useful to investors and other users of our financial information in evaluating our leverage. Net Debt is calculated by subtracting from debt (i) cash and cash equivalents, (ii) the preferred interest in the general partner of Kinder Morgan Energy Partners L.P., (iii) debt fair value adjustments, (iv) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps and (v) 50% of the outstanding KML preferred equity.  Adjusted Net Debt is Net Debt with the cash component as of December 31, 2018, reduced by the amount of cash distributed to KML’s restricted voting shareholders as a return of capital on January 3, 2019, and increased by the net of the gain realized on settlement of net investment hedges of our foreign current risk with respect to our share of the KML return of capital on January 3, 2019.  We believe the most comparable measure to Net Debt and Adjusted Net Debt is debt net of cash and cash equivalents as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets page.
Project EBITDA, as used in this news release, is calculated for an individual capital project as earnings before interest expense, taxes, DD&A and general and administrative expenses attributable to such project, or for joint venture projects, our percentage share of the foregoing. Management uses Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is project net income.
Our non-GAAP measures described above should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of DCF, Segment EBDA before Certain Items and Adjusted EBITDA may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Important Information Relating to Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2018 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere) and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
(713) 420-6397	km_ir@kindermorgan.com
Newsroom@kindermorgan.com	www.kindermorgan.com

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2019	2018

Revenues	$3,429	$3,418

Costs, expenses and other
Costs of sales	948	1,019
Operations and maintenance	598	619
Depreciation, depletion and amortization	593	570
General and administrative	154	173
Taxes, other than income taxes	118	88
	2,411	2,469

Operating income	1,018	949

Other income (expense)
Earnings from equity investments	192	220
Amortization of excess cost of equity investments	(21)	(32)
Interest, net	(460)	(467)
Other, net	10	36

Income before income taxes	739	706

Income tax expense	(172)	(164)

Net income	567	542

Net income attributable to noncontrolling interests	(11)	(18)

Net income attributable to Kinder Morgan, Inc.	556	524

Preferred stock dividends	—	(39)

Net income available to common stockholders	$556	$485

Class P Shares
Basic and diluted earnings per common share	$0.24	$0.22

Basic and diluted weighted average common shares outstanding	2,262	2,207

Declared dividend per common share	$0.25	$0.20

Adjusted earnings per common share (1)	$0.25	$0.22

Segment EBDA (2)			% change
Natural Gas Pipelines	$1,203	$1,128	7%
Products Pipelines	276	266	4%
Terminals	299	296	1%
CO2	198	199	(1)%
Kinder Morgan Canada	(2)	46	(104)%
Total Segment EBDA	$1,974	$1,935	2%

Notes
(1)
Adjusted earnings per common share uses adjusted earnings and applies the same two-class method used in arriving at diluted earnings per common share. See the following page, Preliminary Earnings Contribution by Business Segment, for a reconciliation of net income available to common stockholders to adjusted earnings.

(2)
For segment reporting purposes, effective January 1, 2019, certain assets were transferred between our business segments. As a result, three months ended March 31, 2018 amounts have been reclassified to conform to the current presentation, which (decreased) increased Segment EBDA for the following individual business segments: Natural Gas Pipelines $(8) million, Products Pipelines $7 million, and Terminals $1 million.

Kinder Morgan, Inc. and Subsidiaries Preliminary Earnings Contribution by Business Segment (Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2019	2018	% change
Segment EBDA before certain items (1)
Natural Gas Pipelines	$1,201	$1,074	12%
Products Pipelines	293	297	(1)%
Terminals	299	297	1%
CO2	189	237	(20)%
Kinder Morgan Canada	—	46	(100)%
Subtotal	1,982	1,951	2%

DD&A and amortization of excess cost of equity investments	(614)	(602)
General and administrative and corporate charges (1) (2)	(158)	(164)
Interest, net (1)	(458)	(472)
Subtotal	752	713

Book taxes (1)	(170)	(167)
Certain items
Fair value amortization	8	11
Legal and environmental reserves	—	(37)
Change in fair market value of derivative contracts (3)	(10)	(40)
Refund and reserve adjustment of taxes, other than income taxes	(17)	18
Other	6	(3)
Subtotal certain items before tax	(13)	(51)
Book tax certain items	(2)	3
Impact of 2017 Tax Cuts and Jobs Act	—	44
Total certain items	(15)	(4)

Net income attributable to noncontrolling interests before certain items	(11)	(18)

Preferred stock dividends	—	(39)
Net income available to common stockholders	$556	$485

Net income available to common stockholders	$556	$485
Total certain items	15	4
Adjusted earnings	571	489
DD&A and amortization of excess cost of equity investments (4)	708	690
Total book taxes (5)	195	184
Cash taxes (6)	(13)	(13)
Other items (7)	25	11
Sustaining capital expenditures (8)	(115)	(114)
DCF	$1,371	$1,247

Weighted average common shares outstanding for dividends (9)	2,275	2,218

DCF per common share	$0.60	$0.56
Declared dividend per common share	$0.25	$0.20

Adjusted EBITDA (10)	$1,947	$1,902	2%

Notes ($ million)
(1)
Excludes certain items:
1Q 2019 - Natural Gas Pipelines $2, Products Pipelines $(17), CO2 $9, Kinder Morgan Canada $(2), general and administrative and corporate charges $(3), interest expense $(2), book tax $(2).
1Q 2018 - Natural Gas Pipelines $54, Products Pipelines $(31), Terminals $(1), CO2 $(38), general and administrative and corporate charges $4, interest expense $5, book tax $3.

(2)	Includes corporate (benefit) charges: 1Q 2019 - $7 1Q 2018 - $(13)
(3)	Gains or losses are reflected in our DCF when realized.
(4)	Includes KMI's share of equity investees' DD&A, net of the noncontrolling interests' portion of KML DD&A and consolidating joint venture partners' share of DD&A: 1Q 2019 - $94 1Q 2018 - $88
(5)	Excludes book tax certain items. Also, includes KMI's share of taxable equity investees' book taxes, net of the noncontrolling interests' portion of KML book taxes: 1Q 2019 - $25 1Q 2018 - $17
(6)	Includes KMI's share of taxable equity investees' cash taxes: 1Q 2018 - $(10)
(7)	Includes non-cash pension expense and non-cash compensation associated with our restricted stock program.
(8)	Includes KMI's share of equity investees' sustaining capital expenditures (the same equity investees for which DD&A is added back): 1Q 2019 - $(19) 1Q 2018 - $(16)
(9)	Includes restricted stock awards that participate in common share dividends.
(10)	Net income is reconciled to Adjusted EBITDA as follows, with any difference due to rounding:

		Three Months Ended March 31,
		2019	2018
	Net income	567	542
	Total certain items	15	4
	Net income attributable to noncontrolling interests (11)	(3)	(4)
	DD&A and amortization of excess cost of equity investments (4) (12)	713	700
	Book taxes (5) (12)	197	188
	Interest, net (1)	458	472
	Adjusted EBITDA	$1,947	$1,902

(11)	Excludes KML noncontrolling interests before certain items: 1Q 2019 - $9 1Q 2018 - $14
(12)	Includes the noncontrolling interests' portion of KML before certain items: 1Q 2019 - DD&A $5; Book taxes $2 1Q 2018 - DD&A $9; Book taxes $4

Volume Highlights (historical pro forma for acquired and divested assets)

	Three Months Ended March 31,
	2019	2018

Natural Gas Pipelines (1)
Transport Volumes (BBtu/d)	36,674	32,124
Sales Volumes (BBtu/d)	2,332	2,491
Gas Gathering Volumes (BBtu/d)	3,301	2,731
NGLs (MBbl/d) (2)	121	116

Products Pipelines (MBbl/d) (1)
Gasoline (3)	980	978
Diesel Fuel	337	342
Jet Fuel	294	289
Total Refined Product Volumes	1,611	1,609
Crude and Condensate (4)	643	593
Total Delivery Volumes (MBbl/d)	2,254	2,202

Terminals (1)
Liquids Leasable Capacity (MMBbl)	91.9	90.5
Liquids Utilization %	93.9%	91.4%
Bulk Transload Tonnage (MMtons)	14.7	14.4

CO2 (1)
Sacroc Oil Production - Net	24.43	24.61
Yates Oil Production	7.25	7.73
Katz and Goldsmith Oil Production	4.11	5.20
Tall Cotton Oil Production	2.61	2.09
Total Oil Production - Net (MBbl/d)	38.40	39.63
NGL Sales Volumes (MBbl/d)	10.10	10.16
Southwest Colorado Production - Gross (Bcf/d)	1.31	1.25
Southwest Colorado Production - Net (Bcf/d)	0.61	0.58
Realized Weighted Average Oil Price per Bbl	$48.67	$59.72
Realized Weighted Average NGL Price per Bbl	$25.98	$30.39

Notes
(1)	Joint Venture volumes reported at KMI share.
(2)	Reflects January 1, 2019 transfer of certain assets and includes Cochin, Utopia, and Cypress.
(3)	Gasoline volumes include ethanol pipeline volumes.
(4)	Reflects January 1, 2019 transfer of certain assets and includes KMCC, Camino Real Crude, Double Eagle, Hiland Crude Gathering, and Double H.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	March 31,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$221	$3,280
Other current assets	2,041	2,442
Property, plant and equipment, net	37,782	37,897
Investments	7,770	7,481
Goodwill	21,965	21,965
Deferred charges and other assets	6,513	5,801
TOTAL ASSETS	$76,292	$78,866

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY

Liabilities
Short-term debt	$2,502	$3,388
Other current liabilities	2,507	4,169
Long-term debt	32,368	33,105
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	860	731
Other	2,794	2,176
Total liabilities	41,131	43,669

Redeemable Noncontrolling Interest	705	666

Shareholders' Equity
Other shareholders' equity	34,120	34,008
Accumulated other comprehensive loss	(508)	(330)
KMI equity	33,612	33,678
Noncontrolling interests	844	853
Total shareholders' equity	34,456	34,531
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY	$76,292	$78,866

Net Debt (1)	$34,819	$33,352
Adjusted Net Debt (2)	34,819	34,151

	Adjusted EBITDA Twelve Months Ended
	March 31,	December 31,
Reconciliation of Net Income to Adjusted EBITDA	2019	2018
Net income	$1,945	$1,919
Total certain items	512	501
Net income attributable to noncontrolling interests (3)	(251)	(252)
DD&A and amortization of excess cost of equity investments (4)	2,795	2,782
Income tax expense before certain items (5)	736	727
Interest, net before certain items	1,877	1,891
Adjusted EBITDA	$7,614	$7,568

Net Debt to Adjusted EBITDA	4.6	4.4
Adjusted Net Debt to Adjusted EBITDA	4.6	4.5

Notes
(1)
Amounts include 50% of KML preferred shares, which is included in noncontrolling interests, of $215 million. Amounts exclude: (i) the preferred interest in general partner of KMP; (ii) debt fair value adjustments; and (iii) the foreign exchange impact on our Euro denominated debt of $45 million and $76 million as of March 31, 2019 and December 31, 2018, respectively, as we have entered into swaps to convert that debt to U.S.$.

(2)
The December 31, 2018 cash component was (i) reduced by $890 million, representing the portion of cash KML distributed to KML restricted voting shareholders on January 3, 2019 as a return of capital; and (ii) increased by $91 million, representing the unrecognized gain as of December 31, 2018 on net investment hedges which hedged our exposure to foreign currency risk associated with a substantial portion of our share of the proceeds from the sale of TMPL, TMEP and related assets.

(3)	2019 and 2018 amounts exclude KML noncontrolling interests before certain items of $52 million and $58 million, respectively.
(4)	2019 and 2018 amounts include KMI's share of certain equity investees' DD&A of $392 million and $390 million, respectively.
(5)	2019 and 2018 amounts include KMI's share of taxable equity investees' book taxes before certain items of $88 million and $82 million, respectively.